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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT:  William Teeple
          Moll Industries, Inc.
          (954) 577-2662

MOLL INDUSTRIES, INC. ANNOUNCES AMENDMENT AND EXTENSION OF PARTIAL TENDER OFFER AND CONSENT SOLICITATION FOR SENIOR SUBORDINATED NOTES

DAVIE, FL (OCTOBER 11, 2001) - Moll Industries, Inc. (the "Company") announced today that it has modified certain of the terms of the Offer to Purchase and Consent Solicitation dated September 19, 2001 governing the tender offer (the "Offer") for a portion of its outstanding $116.5 million principal amount of 10-1/2% Senior Subordinated Notes due 2008 (the "Notes") and consent solicitation (the "Solicitation") relating to certain amendments (the "Proposed Amendments") to the indenture governing the Notes, between the Company and the trustee (the "Indenture").

The CONSENT DATE with respect to the Solicitation is hereby extended to 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 31, 2001. In addition, the Expiration Date has been extended to 5:00 p.m. New York City time, on October 31, 2001. Holders of Notes that are validly tendered and not withdrawn prior to the Consent Date will receive a price (the "Purchase Price") of $200 per $1,000 of Notes that are accepted for purchase, plus a consent payment (the "Consent Payment") of $2.50 per $1,000 of Notes accepted for purchase, for total consideration of $202.50 per $1,000 of Notes accepted for purchase, plus accrued and unpaid interest to the Settlement Date (as defined in the Offer to Purchase). Holders of Notes that were validly tendered and not withdrawn prior to the Consent Date will also receive the Consent Payment on any Notes that were not accepted for payment because the Offer was over-subscribed. Holders of all Notes that provide their Consents without tendering their Notes prior to the Consent Date will receive the Consent Payment.

Holders representing a majority of the outstanding principal amount of the Notes have agreed to deliver their consents pursuant to the amended offer.

With respect to the Proposed Amendments pursuant to which the consents are being solicited, the Offer to Purchase and Consent Solicitation currently provides that the Proposed Amendments would amend the Indenture (i) to eliminate substantially all of the covenants of the Company contained in the Indenture (other than the covenants requiring the payment of the principal of, premium, if any, and interest on the Notes) and to eliminate the default provisions contained in the Indenture that relate to such covenants and (ii) to modify the definition of the term "Subsidiary" contained in the Indenture to exclude entities organized in non-U.S. jurisdictions. Specifically, the Proposed Amendments would amend the Indenture by deleting Sections 4.02 to 4.18, inclusive, Sections 5.01 and 5.02, Sections 6.01(c), (d), (e), (f) and (i) and Sections 11.03 and 11.04 thereof.

The Proposed Amendments have been amended to delete the reference to Section
4.14 of the Indenture (the provision requiring the Company to make an offer to repurchase Notes at an offer




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price of 101% of the outstanding principal amount of such Notes upon occurrence of a "Change of Control" (as such term in defined in the Indenture)). Therefore, notwithstanding the receipt by the Company of their Requisite Consents (as defined in the Offer to Purchase and Consent Solicitation) and the execution and delivery of a supplemental indenture the holders of Notes would continue to have the benefit of Section 4.14 of the Indenture.

The Offer is limited to a maximum aggregate principal amount of $66.5 million. If more than $66.5 million principal amount of Notes is validly tendered and not withdrawn on or prior to the Expiration Date (5:00 p.m., New York City time, on October 31, 2001), the Company will accept Notes on a pro rata basis from all tendering Holders.

Any tender of Notes pursuant to the Offer will also constitute the delivery of a consent with respect to such Notes, even if such Notes are not accepted for purchase because the Offer is over-subscribed. The Company's obligations in respect of the Offer are conditioned upon, among other things, closing of requisite financing, receipt of requisite consents to the Proposed Amendments and the satisfaction of other customary conditions. The complete terms and conditions of the Offer and Solicitation are set forth in the Offer to Purchase and Consent Solicitation dated September 19, 2001, as amended.

Banc of America Securities LLC is the exclusive dealer manager for the Offer and Solicitation. D.F. King & Co., Inc. is acting as information agent for the Offer and Solicitation. The depositary and tabulation agent for the Offer and Solicitation is State Street Bank and Trust Company. Questions concerning the Offer and Solicitation may be directed to Banc of America Securities LLC, attention of Henk Bouhuys at (704) 388-2842 or (888) 292-0070. Copies of the Offer to Purchase and Consent Solicitation dated September 19, 2001, as amended, may be obtained from the information agent at (212) 269-5550 or (800) 207-3155.

Located in Davie, FL, Moll Industries, Inc. (a Delaware Corporation) is a leading full service manufacturer and designer of custom molded and assembled plastic components for a broad variety of customers and end markets throughout North America and Europe.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer and Solicitation are made solely by the Offer to Purchase and Consent Solicitation dated September 19, 2001 by the Company, as amended.

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